Exhibit 99.1


AT THE COMPANY                       AT FINANCIAL RELATIONS BOARD
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William N. Hahne                     Marilynn Meek - General Info (212) 827-3773
President and COO                    Susan Garland - Analysts (212) 827-3775
(713) 877-8006


FOR IMMEDIATE RELEASE:
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September 28, 2005


                KCS ENERGY, INC. REPORTS NOMINAL HURRICANE IMPACT
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HOUSTON,  TX, September 28, 2005 -- KCS Energy, Inc. (NYSE: KCS) today announced that as a result of hurricanes Katrina and Rita, some of its production has been shut in for short periods of time. KCS has ownership interests in producing properties in Louisiana, Texas and Mississippi fields, as well as minor interests in Gulf of Mexico fields, that were affected by the storms. Based on initial inspections or reports from operators, the Company is not aware of any major damage to its properties or facilities. Total impact to third quarter production is expected to be less than 2% of the Company's net production.


This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

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5555 San Felipe, Suite 1200, Houston, TX  77056